CFO Commentary on Second Quarter Fiscal 2024 Results
Q2 Fiscal 2024 Summary

GAAP
($ in millions, except earnings per share)	Q2 FY24	Q1 FY24	Q2 FY23	Q/Q	Y/Y
Revenue	$13,507	$7,192	$6,704	Up 88%	Up 101%
Gross margin	70.1%	64.6%	43.5%	Up 5.5 pts	Up 26.6 pts
Operating expenses	$2,662	$2,508	$2,416	Up 6%	Up 10%
Operating income	$6,800	$2,140	$499	Up 218%	Up 1,263%
Net income	$6,188	$2,043	$656	Up 203%	Up 843%
Diluted earnings per share	$2.48	$0.82	$0.26	Up 202%	Up 854%

Non-GAAP
($ in millions, except earnings per share)	Q2 FY24	Q1 FY24	Q2 FY23	Q/Q	Y/Y
Revenue	$13,507	$7,192	$6,704	Up 88%	Up 101%
Gross margin	71.2%	66.8%	45.9%	Up 4.4 pts	Up 25.3 pts
Operating expenses	$1,838	$1,750	$1,749	Up 5%	Up 5%
Operating income	$7,776	$3,052	$1,325	Up 155%	Up 487%
Net income	$6,740	$2,713	$1,292	Up 148%	Up 422%
Diluted earnings per share	$2.70	$1.09	$0.51	Up 148%	Up 429%

Revenue by Reportable Segments
($ in millions)	Q2 FY24	Q1 FY24	Q2 FY23	Q/Q	Y/Y
Compute & Networking	$10,402	$4,460	$3,907	Up 133%	Up 166%
Graphics	3,105	2,732	2,797	Up 14%	Up 11%
Total	$13,507	$7,192	$6,704	Up 88%	Up 101%

Revenue by Market Platform
($ in millions)	Q2 FY24	Q1 FY24	Q2 FY23	Q/Q	Y/Y
Data Center	$10,323	$4,284	$3,806	Up 141%	Up 171%
Gaming	2,486	2,240	2,042	Up 11%	Up 22%
Professional Visualization	379	295	496	Up 28%	Down 24%
Automotive	253	296	220	Down 15%	Up 15%
OEM and Other	66	77	140	Down 14%	Down 53%
Total	$13,507	$7,192	$6,704	Up 88%	Up 101%

We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems, and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Data Center, Gaming, Professional Visualization, and Automotive.
Revenue
Revenue was $13.51 billion, up 101% from a year ago and up 88% sequentially.
Data Center revenue was a record, up 171% from a year ago and up 141% sequentially, led by cloud service providers and large consumer internet companies. Strong demand for the NVIDIA HGX platform based on our Hopper and Ampere GPU architectures was primarily driven by the development of large language models and generative AI. Data Center Compute grew 195% from a year ago and 157% sequentially, largely reflecting the strong ramp of our Hopper-based HGX platform. Networking was up 94% from a year ago and up 85% sequentially, primarily on strong growth in InfiniBand infrastructure to support our HGX platform.
Gaming revenue was up 22% from a year ago and up 11% sequentially, primarily reflecting demand for our GeForce RTX 40 Series GPUs based on the NVIDIA Ada Lovelace architecture following normalization of channel inventory levels.
Professional Visualization revenue was down 24% from a year ago and up 28% sequentially. The year-on-year decrease primarily reflects lower sell-in to partners following normalization of channel inventory levels. The sequential increase was primarily due to stronger enterprise workstation demand and the ramp of NVIDIA RTX products based on the Ada Lovelace Architecture.
Automotive revenue was up 15% from a year ago and down 15% sequentially. The year-on-year increase was primarily driven by sales of self-driving platforms. The sequential decrease primarily reflects lower overall auto demand, particularly in China.
Gross Margin
GAAP and non-GAAP gross margins increased from a year ago and sequentially, primarily reflecting growth in Data Center sales. The year-on-year increase also reflects the impact on the year-ago gross margin from $1.34 billion in inventory provisions and related charges.
Expenses
GAAP operating expenses were up 10% from a year ago and up 6% sequentially, primarily driven by compensation and benefits, including stock-based compensation, reflecting growth in employees and compensation increases.
Non-GAAP operating expenses were up 5% from a year ago and up 5% sequentially, primarily reflecting increased compensation and benefits.
Other Income & Expense and Income Tax
GAAP other income and expense (OI&E) includes interest income, interest expense, gains and losses from non-affiliated investments and other. Non-GAAP OI&E excludes the gains or losses from non-affiliated investments and the portion of interest expense from the amortization of the debt discount.
Interest income was $187 million, up from a year ago and sequentially, reflecting higher yields on investments. Net gains from non-affiliated investments were $62 million due to the mark-to-market of publicly traded equity investments.

GAAP effective tax rate was 11.4%, which reflects tax benefits from the foreign-derived intangible income deduction, stock-based compensation, and the U.S. federal research tax credit. Non-GAAP effective tax rate was 14.6%.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $16.02 billion, down from $17.04 billion a year ago and up from $15.32 billion a quarter ago. The year-on-year decrease primarily reflects stock repurchases and repayment of debt at maturity, partially offset by higher revenue. The sequential increase reflects higher revenue, partially offset by stock repurchases and repayment of debt at maturity.
Accounts receivable was $7.07 billion with a DSO of 48. The growth in accounts receivable reflects strong growth in revenue, timing of payments and the linearity of shipments.
Inventory was $4.32 billion with a DSI of 97. Purchase commitments and obligations of inventory and capacity were $11.15 billion and prepaid supply agreements were $3.81 billion. Our commitment increases largely reflect our long-term supply needs for our Data Center products.
Cash flow from operating activities was $6.35 billion, up from $1.27 billion a year ago and $2.91 billion a quarter ago, with both increases driven by higher revenue. Accounts receivable in the second quarter benefited by approximately $1.25 billion from customer payments received ahead of the invoice due date. In the third quarter, we expect to pay approximately $3.81 billion in cash taxes which were previously deferred due to the disaster relief made available by the Internal Revenue Service for certain California taxpayers.
Depreciation and amortization expense was $365 million, including amortization of acquisition-related intangible assets. Starting in fiscal 2024, we extended the useful lives of most of our servers, storage, and network equipment from three years to a range of four to five years, and assembly and test equipment from five to seven years. This change in useful lives drove a favorable impact to operating expenses of $28 million and to cost of goods sold of $5 million in the second quarter.
During the second quarter, we returned $3.38 billion to shareholders in the form of 7.5 million shares repurchased for $3.28 billion, and cash dividends. As of the end of the second quarter, we had $3.95 billion remaining under our share repurchase authorization. On August 21, 2023, our Board of Directors approved an increase to our share repurchase program of an additional $25.00 billion, without expiration. We plan to continue share repurchases this fiscal year.
Third Quarter of Fiscal 2024 Outlook
Outlook for the third quarter of fiscal 2024 is as follows:
•Revenue is expected to be $16.00 billion, plus or minus 2%.
•GAAP and non-GAAP gross margins are expected to be 71.5% and 72.5%, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $2.95 billion and $2.00 billion, respectively.
•GAAP and non-GAAP other income and expense are expected to be an income of approximately $100 million, excluding gains and losses from non-affiliated investments.
•GAAP and non-GAAP tax rates are expected to be 14.5%, plus or minus 1%, excluding any discrete items.
___________________________

For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude acquisition termination costs, stock-based compensation expense, acquisition-related and other costs, IP-related costs, legal settlement costs, contributions, other, losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases of property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our computing platforms providing tremendous acceleration for applications and delivering unique value; our expected payment of previously deferred cash taxes; our plan to continue share repurchases; and our financial outlook and expected tax rates for the third quarter of fiscal 2024 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2023	2023	2022	2023	2022

GAAP gross profit	$9,462	$4,648	$2,915	$14,110	$8,346
GAAP gross margin	70.1%	64.6%	43.5%	68.2%	55.7%
Acquisition-related and other costs (A)	119	119	121	239	214
Stock-based compensation expense (B)	31	27	38	58	76
IP-related costs	2	8	—	10	—
Non-GAAP gross profit	$9,614	$4,802	$3,074	$14,417	$8,636
Non-GAAP gross margin	71.2%	66.8%	45.9%	69.7%	57.6%

GAAP operating expenses	$2,662	$2,508	$2,416	$5,169	$5,979
Stock-based compensation expense (B)	(811)	(708)	(611)	(1,518)	(1,151)
Acquisition-related and other costs (A)	(18)	(54)	(54)	(72)	(110)
Acquisition termination cost	—	—	—	—	(1,353)
Legal settlement costs	—	—	—	—	(7)
Contributions	—	—	(2)	—	(2)
Other (C)	5	4	—	10	—
Non-GAAP operating expenses	$1,838	$1,750	$1,749	$3,589	$3,356

GAAP operating income	$6,800	$2,140	$499	$8,941	$2,367
Total impact of non-GAAP adjustments to operating income	976	912	826	1,887	2,913
Non-GAAP operating income	$7,776	$3,052	$1,325	$10,828	$5,280

GAAP other income (expense), net	$181	$69	$(24)	$249	$(87)
(Gains) losses from non-affiliated investments	(62)	14	7	(46)	24
Interest expense related to amortization of debt discount	1	1	1	2	2
Non-GAAP other income (expense), net	$120	$84	$(16)	$205	$(61)

GAAP net income	$6,188	$2,043	$656	$8,232	$2,274
Total pre-tax impact of non-GAAP adjustments	915	927	833	1,843	2,940
Income tax impact of non-GAAP adjustments (D)	(363)	(257)	(197)	(622)	(478)
Non-GAAP net income	$6,740	$2,713	$1,292	$9,453	$4,736

	Three Months Ended			Six Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2023	2023	2022	2023	2022
Diluted net income per share
GAAP	$2.48	$0.82	$0.26	$3.30	$0.90
Non-GAAP	$2.70	$1.09	$0.51	$3.79	$1.87

Weighted average shares used in diluted net income per share computation	2,499	2,490	2,516	2,495	2,527

GAAP net cash provided by operating activities	$6,348	$2,911	$1,271	$9,259	$3,001
Purchases related to property and equipment and intangible assets	(289)	(248)	(432)	(537)	(794)
Principal payments on property and equipment and intangible assets	(11)	(20)	(15)	(31)	(36)
Free cash flow	$6,048	$2,643	$824	$8,691	$2,171

(A) Acquisition-related and other costs are comprised of amortization of intangible assets, transaction costs, and certain compensation charges and are included in the following line items:
	Three Months Ended			Six Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2023	2023	2022	2023	2022
Cost of revenue	$119	$119	$121	$239	$214
Research and development	$12	$12	$10	$24	$19
Sales, general and administrative	$6	$42	$44	$48	$91

(B) Stock-based compensation consists of the following:
	Three Months Ended			Six Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2023	2023	2022	2023	2022
Cost of revenue	$31	$27	$38	$58	$76
Research and development	$600	$524	$452	$1,124	$836
Sales, general and administrative	$211	$184	$159	$394	$315

(C) Other consists of assets held for sale related adjustments.

(D) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2024
Outlook
($ in millions)
GAAP gross margin	71.5%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	1.0%
Non-GAAP gross margin	72.5%

GAAP operating expenses	$2,950
Stock-based compensation expense, acquisition-related costs, and other costs	(950)
Non-GAAP operating expenses	$2,000